UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE GABELLI DIVIDEND & INCOME TRUST

One Corporate Center Rye, NY 10580-1422 t 914.921.5070 GABELLI.COM

Dear Fellow Shareholder:

You may have received solicitation materials from Saba Capital Management, L.P., an activist hedge fund, seeking to influence the composition of the Fund’s Board by proposing an individual for election as a trustee.

The Board unanimously recommends that you STOP SABA, reject the activist’s candidate and vote ONLY FOR all Board nominees using the WHITE proxy cards you receive.

The Gabelli Dividend & Income Trust has provided and continues to provide reliable monthly income and long-term value. The Board recently increased the distribution rate to $1.80 per share annually, reflecting the strength of a strategy focused on investing in undervalued dividend-paying companies.

GDV’s total market return was ~23% in 2025:

Saba is now putting this at risk. Saba is attempting to gain influence without offering a meaningful strategy. Saba’s interests are not aligned with long-term shareholders. Their objective is short-term extraction, which can come at the expense of long-term shareholders, sustainable income, stability, and long-term value.

The Board evaluated Saba’s nominee in good faith and concluded that Saba’s nominee does not bring the same experience to the Fund, its strategy, its service providers or U.S. investment company governance as the Board’s three nominees and may be more focused on advancing Saba’s own objectives.

THE GABELLI DIVIDEND & INCOME TRUST

One Corporate Center Rye, NY 10580-1422 t 914.921.5070 GABELLI.COM

If you vote on Saba’s “GOLD” proxy card, you will be DISENFRANCHISED as to your ability to elect a full slate of trustees because Saba has only nominated one nominee and their proxy card names only that nominee.

Discard any Saba materials! Vote ONLY the WHITE proxy cards – FOR all Board nominees – that you receive, as only the latest dated card will be counted to the support of your Board nominees.

Protect your income.

Protect your LONG-TERM GAINS.

Protect your investment.

Your investment is important to us, and we do not take your trust lightly.

If you have any questions about the proposals or the voting instructions, please call EQ Fund Solutions, the Fund’s proxy solicitor, at (888) 548-6498.

Unanimously,
Your Board of Trustees